Exhibit 99.1

Kindred Biosciences Elects Denise Bevers to its Board of Directors and Promotes Her to President

San Francisco, CA (October 23, 2018) -- Kindred Biosciences, Inc. (NASDAQ: KIN), a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets, today announced that Denise Bevers, Co-Founder and Chief Operating Officer of KindredBio, has been elected to its Board of Directors and promoted to President.
Since co-founding KindredBio in 2012, Ms. Bevers has assumed increasing levels of responsibility and has been instrumental in growing KindredBio into one of the world’s leading veterinary biopharmaceutical companies. In her expanded role as President, Ms. Bevers will be responsible for all operational functions. She will retain her title as COO and continue to oversee the commercial organization, including the launch of KindredBio’s first product, Mirataz® (mirtazapine transdermal ointment).

“Denise is a remarkably talented leader and it is a pleasure to announce her well-deserved promotion and election to our Board. As KindredBio’s Co-Founder, she has been critical in our successes, including our recent transition to a commercial-stage company, and in our mission to transform veterinary medicine. I would like to personally thank her for her partnership and tireless dedication as we steer KindredBio toward even greater heights,” said Richard Chin, Chief Executive Officer of KindredBio.
Ms. Bevers is an experienced pharmaceutical executive with a distinguished career in clinical operations, medical affairs, and scientific communications. With over 20 years of pharmaceutical and research experience, she has successfully managed dozens of product launches and development programs from Phase I through Phase IV. Ms. Bevers previously held leadership positions at Elan Pharmaceuticals, Scripps Clinic and Research Foundation, Quintiles, and SkyePharma. Prior to co-founding KindredBio, she was President and Founding Partner of SD Scientific, a full-service medical affairs and communications company.
“I am honored to be appointed to the Board and promoted to President, and I look forward to furthering KindredBio’s mission of bringing the best of the best human medications to pets,” said Ms. Bevers. “I am incredibly energized to continue to advance our deep pipeline of novel drugs and biologics in development, and lead KindredBio to its next phase of growth.”
Important Safety Information
Mirataz® (mirtazapine transdermal ointment) is for topical use in cats only under veterinary supervision. Do not use in cats with a known hypersensitivity to mirtazapine or any of the excipients or in cats treated with monoamine oxidase inhibitors (MAOIs). Not for human use. Keep out of reach of children. Wear gloves to apply and wash hands after. Avoid contact with treated cat for 2 hours following application. The most common adverse reactions include application site reactions, behavioral abnormalities (vocalization and hyperactivity) and vomiting. Please see the full Prescribing Information.

About Kindred Biosciences
Kindred Biosciences is a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company's strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. KindredBio's first approved drug is Mirataz® (mirtazapine transdermal ointment) for the management of weight loss in cats.

For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our

Exhibit 99.1

expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contacts
For investor inquiries:
Katja Buhrer
katja.buhrer@kindredbio.com
(917) 969-3438

For media inquiries:
Jeanene Timberlake
jtimberlake@rooneyco.com
(646) 770-8858

Source: Kindred Biosciences, Inc.